Exhibit 10.1
January 17, 2007
Dr. Hamza Yilmaz
Re: Employment Terms
Dear Hamza:
Volterra (the “Company”) is pleased to offer you the position of Senior Vice President, Product Development, Engineering and Manufacturing Operations on the following terms.
You will be responsible for managing the Company’s Product Development, Engineering and Manufacturing Operations and relevant functions, etc. and will report to Jeff Staszak, CEO of the Company. You will work at 3839 Spinnaker Ct., Fremont, CA 94538. Of course, the Company may change your work location from time to time in its discretion.
Your compensation will be $8,653.85 bi-weekly ($225,000.00 per year), less payroll deductions and all required withholdings. You will be paid bi-weekly and you will be eligible for the following standard Company benefits: Medical, Dental, Vision, Life/ADD, LTD, 401k, ESPP (Employee Stock Purchase Plan), PTO (Paid Time-Off) and holidays. Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review. The Company may change compensation and benefits from time to time in its discretion. In addition to the standard company benefits, you will also be eligible to participate in the Annual Management Bonus Program.
Subject to approval by the Company’s Board of Directors (the “Board”), and pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”), the Company shall grant you an option to purchase 150,000 shares of the Company’s common stock at the fair market value as determined by the Board in accordance with its policies and procedures regarding option grants (the “Option”). The Option grant shall be effective, and exercise price shall be calculated, on the first day of the month following your start date (the “Grant Date”), and shall be subject to the terms and conditions of the Plan and your grant agreement. Your grant agreement will include a four year vesting schedule, under which 25 percent of your shares will vest after twelve months of Grant Date (the “Vesting Anniversary Date”), with the remaining shares vesting quarterly thereafter, until either the Option is fully vested or your employment ends, whichever occurs first. Notwithstanding the foregoing, in the event your employment is terminated by the Company without “Cause” (as defined below) prior to the Vesting Anniversary Date, the vesting of a total of 37,500 shares underlying your Option shall accelerate in full and become fully exercisable. In the event your employment is terminated by the Company without Cause on or after the Vesting Anniversary Date, in addition to the 25 percent of your shares that vested on the Vesting Anniversary Date, in lieu of the quarterly vesting described above, the vesting of your Option shall be calculated on a monthly basis (at a rate of an additional 3,125 shares for each full month of employment following the Vesting Anniversary Date).
On your start date, the Company will pay you a sign-on bonus amount of $50,000.00, less required payroll deductions and withholdings (the “Initial Bonus”). This bonus will not be considered earned until you have successfully completed one full year of employment with the Company. If within the first year of your employment, you resign your employment, or if the Company terminates your employment for Cause (as defined herein) during your first year, you agree to repay the total net amount of the Initial Bonus. If the Company terminates your employment without Cause during your first full year of employment, you shall not be required to repay the Initial Bonus. For purposes of this letter, “Cause” shall mean a termination by the Company for any one or more of the following reasons: (i) embezzlement, misappropriation of corporate funds, or other acts of dishonesty; (ii) the conviction, plea of guilty, or nolo contendere to any felony or of any misdemeanor involving moral turpitude; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company; (iv) material violation of any statutory, contractual, or common law duty or obligation owed by you to the

Company; (v) material breach of the Proprietary Information Agreement; or (vi) repeated failure to substantially perform your assigned duties or responsibilities. This bonus does not affect the at-will nature of your employment.
Notwithstanding the at-will nature of your employment, as described below, if the Company terminates your employment without Cause (as defined above), you will be entitled to receive a lump sum payment equal to six (6) months of your base salary, less applicable taxes and required payroll deductions and withholdings, contingent upon your execution of an agreement in a form satisfactory to the Company containing a full general release of any and all claims and potential claims against the Company and its affiliates and agents. Such payment shall be made within 30 days after the effective date of the release agreement.
As a Company employee, you will be expected to abide by Company policies and procedures, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook. As a condition of employment, you must read, sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of Company proprietary information.
In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these guidelines.
Normal business hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.
Your employment relationship is at will. You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.
This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.
Please sign and date this letter and the enclosed Proprietary Information and Inventions Assignment Agreement, and return them to me by January 26, 2007, if you wish to accept employment at Volterra under the terms described above. If you accept our offer, we would like you to start during the week of February 19th, 2007 (tentatively).
Note: This offer will be contingent upon a successful completion of the mandatory background check. Please feel free to contact us in case of any questions on the process. Thank you.
We look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,

/s/ Jeff Staszak
Jeff Staszak
CEO, Volterra Semiconductor Corporation

I accept your offer and will begin employment on last week of February 2007.
Accepted:

/s/ Hamza Yilmaz	January 20, 2007
Hamza Yilmaz	Date
Attachment: Proprietary Information and Inventions Assignment Agreement